UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 1, 2010

HECKMANN CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33816	26-0287117
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75080 Frank Sinatra Drive, Palm Desert, CA 92211

(Address of Principal Executive Offices) (Zip Code)

(760) 341-3606

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective October 1, 2010, Heckmann Corporation (the “Company”) entered into an executive employment agreement with Mr. Charles Gordon (“Executive”). The agreement provides that the Executive will serve as the Company’s President and Chief Operating Officer. Under the agreement, the Executive will receive an annual salary of $300,000 and will be eligible for a discretionary cash bonus of up to 60% of his base salary, payable annually. The discretionary bonus will be determined according to a plan or plans developed by the Executive and the Chairman of the Company and approved by the Company’s Compensation Committee.

The Executive will receive an initial grant of an option to purchase 550,000 shares of the Company’s common stock at a price per share equal to the fair market value on the date of grant, pursuant to the Company’s 2009 Equity Incentive Plan (previously filed as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed April 2, 2009). One-third of the option shares will vest on the first anniversary of the date of grant and one-third at the end of each additional full year of the Executive’s service.

On or about the second anniversary of Executive’s employment as President and Chief Operating Officer, and on each anniversary of the Executive’s service to the Company as Chief Operating Officer thereafter, the Executive will receive both (i) a grant of an option to purchase 100,000 shares of Company common stock at a price per share equal to the fair market value on the date of grant and essentially on the same terms and conditions as the initial stock option grant described above, and (ii) a grant of 50,000 shares of restricted stock. In each case the grants will be subject to the terms and conditions of the 2009 Equity Incentive Plan.

The agreement provides that if the Executive is terminated for “cause,” (as that term is defined in the employment agreement) he will be entitled to receive an amount equal to his salary only through his final date of service. If the Executive is terminated without “cause,” or if the Executive terminates his employment for “good reason” (as those terms are defined in the employment agreement), he will be entitled to receive an amount equal to his base salary for the most recent twelve-month period, a pro-rated bonus, and reimbursement of health care premiums for twelve months. If the Executive’s employment is terminated by the Company without “cause” or by the Executive with “good reason” following a “change of control” (as that term is defined in the respective employment agreement), he will be entitled to receive an amount equal to two times his annual salary and bonus, two years of health care premium reimbursements, the lapse of all restrictions on and immediate vesting of all restricted stock and other outstanding equity incentive awards.

Item 1.02.	Termination of a Material Definitive Agreement.

Donald G. Ezzell resigned as Vice President, General Counsel and Secretary, effective as of October 1, 2010, to pursue other interests. A replacement has not been named at this time. Mr. Ezzell’s employment agreement was previously filed on December 12, 2008 as Exhibit 10.26 to the Company’s Form 8-K dated December 11, 2008.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 7, 2010, the Company appointed Robert D. Simonds, Jr. to the office of Vice Chairman of the Company. Mr. Simonds has served as a Director of the Company since May 17, 2010.

In connection with his appointment, Mr. Simonds will be granted an option to purchase 500,000 shares of the Company’s common stock at a price per share equal to the fair market value on the date of grant, pursuant to the Company’s 2009 Equity Incentive Plan (previously filed as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed April 2, 2009). One-third of the option shares will vest on the first anniversary after the date of grant and one-third at the end of each additional full year of Mr. Simon’s service as Vice Chairman.

The information in Item 1.01 above is incorporated herein by reference.

The information in Item 1.02 above is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 7, 2010, the Board of Directors of the Company, pursuant to Delaware General Corporation Law and the By-Laws of the Company, approved and adopted an amendment to Article IV of its Amended and Restated By-Laws (the “By-Laws”) to establish and define the position of Vice Chairman of the Company.

The amendment provides that at the request or in the absence of the Chairman and Chief Executive Officer, the Vice Chairman will assume the responsibilities and fulfill the duties of the Chairman, including those of the Chief Executive Officer, and will have the ability to exercise the same power as the Chief Executive Officer to sign all contracts, certificates and other instruments of the Company which may be authorized by the Board of Directors.

The foregoing description of the amendment to the By-Laws is not complete and is qualified in its entirety by reference to the full text of the amendment to the By-Laws, a copy of which is attached as Exhibit 3.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Text of Amendment to Article IV of the Amended and Restated By-Laws of Heckmann Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 7, 2010

HECKMANN CORPORATION

By:	/s/ RICHARD J. HECKMANN
Name:	Richard J. Heckmann
Title:	Chairman and Chief Executive Officer